Exhibit 10.3
AMENDMENT
TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (“Amendment”) is entered into as of the 20th day of August, 2020 (the “Effective Date”) by and between U.S. Physical Therapy, Inc. (the “Company”) and Glenn McDowell (“Executive”), for the purpose of amending that certain Second Amended and Restated Employment Agreement between the Company and Executive, dated as of May 21, 2019 (the “Employment Agreement”). The parties hereby agree that the Employment Agreement is hereby modified as provided herein.

1.
Effective as of August 1, 2020, Section 4 of the Employment Agreement is amended to restore Executive’s annualized salary to $510,000.00 per annum, which was the salary level prior to the reduction implemented as of March 26, 2020, which voluntarily was taken by Executive relating to the COVID-19 pandemic.

2.	Except as provided herein, the terms and conditions of the Employment Agreement remain intact and the Company and Employee hereby ratify such terms and conditions.

IN WITNESS WHEREOF, the parties agree to the terms and conditions of this Amendment, both as to form and substance, and the parties have executed this Amendment as of the day and year first written above:

COMPANY:

U.S. Physical Therapy, Inc.

By:  /s/ Christopher  Reading
Christopher Reading, CEO

EXECUTIVE:

/s/ Glenn McDowell
     Glenn McDowell